December 13, 1995

VIA EDGAR

RREEF Securities Fund, Inc.
650 California Street
Suite 1800
San Francisco, CA  94108

Attention:  Kim G. Redding, President

         Re: Investment Company Act Rule 24f-2 Notice for Fiscal Year ended October 31, 1995

Dear Sir or Madam:

    We have examined such documents and records as we deem necessary to render this opinion.

    From such examination, we are of the opinion that RREEF Securities Fund, Inc. is:

     1. Legally organized and existing under the laws of the State of Maryland and was so organized and existing throughout the period in which the sales occurred of the subject shares; and

     2. Was authorized to issue the shares of its common stock sold throughout the period covered by the Notice.

    On the basis of our examination of all relevant documents, in our opinion, the shares of your common stock sold during the period from the date of inception through October 31, 1995 were part of your authorized, but unissued, shares of common stock which, when sold, were legally issued and, when issued and fully paid for in accordance with the terms of their offering, constituted fully paid and non-assessable shares of your outstanding common stock.

    We hereby consent to the use of this opinion as an exhibit to the above-referenced Notice.

                                                     Yours very truly,

                                                     D'ANCONA & PFLAUM



                                                     By: /s/ Arthur Don
                                                     Arthur Don, Partner

SRS:sls